UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 23, 2008

IMMUNICON CORPORATION

(Exact Name of Registrant Specified in Charter)

Delaware	000-50677	23-2269490
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3401 Masons Mill Road, Suite 100 Huntingdon Valley, Pennsylvania	19006
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (215) 830-0777

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.	Notice of Delisting or Failure to Satisfy a Continued Listing Standard; Transfer of Listing.

On January 23, 2008, Immunicon Corporation (“Immunicon”) received notice from The Nasdaq Stock Market, Inc. (“Nasdaq”) that the minimum bid price of its common stock had fallen below $1.00 for the last 30 consecutive business days and that its common stock is, therefore, subject to delisting from the Nasdaq Capital Market. Nasdaq Marketplace Rule 4310(c)(4) requires a $1.00 minimum bid price for continued listing of an issuer’s common stock.

In accordance with Nasdaq Marketplace Rule 4310(c)(8)(D), Immunicon has until July 21, 2008 (180 calendar days from January 23, 2008) to regain compliance. No assurance can be given that Immunicon will regain compliance during that period.

Immunicon can regain compliance with the minimum bid price rule if the bid price its common stock closes at $1.00 or higher for a minimum of 10 consecutive business days during the initial 180-day period, although Nasdaq may, in its discretion, require an issuer to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days (but generally no more than 20 consecutive business days) before determining that the issuer has demonstrated the ability to maintain long-term compliance. If compliance is not achieved by July 21, 2008, Immunicon will be eligible for another 180-day compliance period (until January 17, 2009) if it meets the Nasdaq Capital Market initial listing criteria as set forth in Nasdaq Marketplace Rule 4310(c) other than the minimum bid price requirement. No assurance can be given that Immunicon will be eligible for the additional 180-day compliance period or, if applicable, that it will regain compliance during any additional compliance period.

Item 7.01.	Regulation FD Disclosure.

On January 25, 2008, Immunicon issued a press release announcing that it received notice from Nasdaq that the minimum bid price of its common stock had fallen below $1.00 for the last 30 consecutive business days and that its common stock is, therefore, subject to delisting from the Nasdaq Capital Market. A copy of the press release is furnished herewith as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

99.1 – Press release dated January 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Immunicon has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUNICON CORPORATION

By:	/s/ JAMES G. MURPHY
James G. Murphy
Senior Vice President, Finance and Administration and Chief Financial Officer

Dated: January 25, 2008

EXHIBIT INDEX

Exhibit No.	Document
99.1	Press release dated January 25, 2008.